Consent of Independent Auditors




We consent to the reference to our firm under the captions "Financial Statements" and "Financial Highlights" in the Prospectus in Part A and "Financial Statements" in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our report dated November 27, 2002 on the financial statements and financial highlights of Principal Government Securities Income Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 36 to Form N-1A Registration Statement under the Securities Act of 1933 (Registration No. 2-95816).


                                  /s/Ernst & Young LLP
                                  ERNST & YOUNG LLP


Des Moines, Iowa
February 21, 2003